Toromont Receives No Action Letter from Competition Bureau in Respect of Offer for Enerflex
TORONTO, ONTARIO, December 23, 2009 — Toromont Industries Ltd. (“Toromont”) (TSX:TIH) announces satisfaction of a key condition of the offer to acquire all of the trust units of Enerflex Systems Income Fund (“Enerflex”) and the exchangeable units of Enerflex Holdings Limited Partnership.
On December 23, 2009, the Commissioner of Competition issued a “no-action” letter indicating that she does not intend to challenge Toromont’s proposed acquisition of Enerflex. The Commissioner also waived the applicable waiting period under the Competition Act. The issuance of the “no-action” letter and the waiver of the waiting period satisfy the Competition Act Approval condition to Toromont’s offer to acquire Enerflex.
TENDERING UNITS TO THE TOROMONT OFFER
As previously announced, Toromont has agreed, subject to certain conditions, to increase its offer to $14.25 cash or 0.5382 of a Toromont share plus $0.05 per unit, in each case subject to pro ration. Enerflex unitholders can refer to www.toromont.com/enerflex for additional information. The Board of Directors of Enerflex Holdings General Partner Ltd. has unanimously determined that the revised offer is fair to Enerflex’s unitholders and is in the best interests of Enerflex and Enerflex’s unitholders.
Tendering to the Toromont offer is straightforward and Enerflex unitholders should act now. Instructions on how to tender Enerflex units are included in the take-over bid circular which was mailed to unitholders.
Unitholders who have not received the take-over bid circular and those with additional questions about the transaction or how to tender their units should contact Kingsdale Shareholder Services Inc. at 1-888-518-6832.
CIBC World Markets and TD Securities Inc. are acting as financial advisors to Toromont and Davies Ward Phillips & Vineberg LLP is acting as legal counsel.
ABOUT TOROMONT
Toromont Industries Ltd. operates through two business segments: The Equipment Group and the Compression Group. The Equipment Group includes one of the larger Caterpillar dealerships by revenue and geographic territory in addition to industry leading rental operations. The Compression Group is a North American leader specializing in the design, engineering, fabrication, and installation of compression systems for natural gas, coal-bed methane, fuel gas and carbon dioxide in addition to process systems and industrial and recreational refrigeration systems. Both Groups offer comprehensive product support capabilities. This press release and more information about Toromont can be found on the Web at www.toromont.com.
ADDITIONAL INFORMATION FOR UNITHOLDERS IN THE UNITED STATES
The Toromont offer is made for the securities of Canadian issuers and the offer documents have been prepared in accordance with the disclosure requirements of Canada. Unitholders should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference in the offer documents have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to the financial statements of United States companies.
The enforcement by unitholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Toromont is incorporated under the federal laws of Canada, that a majority of Toromont’s officers and directors are residents of Canada, that the information agent, the depositary and the dealer managers for the Toromont offer, and some or all of the experts named in the offer documents may be residents of jurisdictions outside of the United States, and that all or a substantial portion of the assets of Toromont and of the above mentioned persons may be located outside of the United States. Unitholders may not be able to sue Toromont or its respective officers or directors in a foreign court for violations of U. S. securities laws. It may be difficult to compel Toromont and its respective affiliates to subject themselves to a U. S. court’s judgment.
Unitholders should be aware that Toromont or its affiliates, directly or indirectly, may bid for and make purchases of Enerflex units during the period of the Toromont offer, as permitted by applicable Canadian or provincial laws or regulations.
For more information, please contact
Kingsdale Shareholder Services Inc.
Information Agent for the offer
Toll-free at 1-888-518-6832
or
Toromont Industries Ltd.
Paul R. Jewer
Vice President Finance & Chief Financial Officer
(416)667-5501